UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934, as Amended

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RIOT BLOCKCHAIN, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Riot Blockchain, Inc. Script for CEO Video

October 19, 2022

Hi this is Jason Les, CEO of Riot Blockchain.

I have an important message to share with you, our stockholders.

The Riot team is intensely focused on developing and scaling world-class Bitcoin mining operations, and the exponential growth of our business over the past few years is a testament to that focus. I want to thank you, our stockholders, for your continued support and for joining us on this journey.

Our mission is to be the world’s leading Bitcoin-driven infrastructure platform. To accomplish this, we must continue to rapidly scale our Bitcoin mining operations and increase our hash rate to mine as much Bitcoin as possible, while leveraging our advantageous low cost of production.

We are making strides toward accomplishing our goals by significantly increasing our deployed Bitcoin mining hash rate, expanding our Rockdale facility, and further increasing our hash rate capacity with the development of a new 1-gigawatt site in Corsicana, Texas.

As a Riot stockholder, you can help us accomplish these goals by voting in support of the proposal included in our Proxy Statement at the upcoming Special Meeting of Stockholders.

Your vote is critical to support Riot’s ability to capitalize on opportunities to grow our business, and in doing so, enhance value for you, our stockholders.

Specifically, we are asking for your support at this Special Meeting to increase the total number of authorized shares. Authorizing more shares will ensure that Riot has the flexibility we need to explore and pursue expansion opportunities, including financing and acquisition opportunities, and the ability recruit and retain key talent, all of which are vital to successfully executing our growth plans.

To be clear, approval does not necessarily mean that the newly authorized shares will be issued, only that they will be available if needed in pursuit of these important corporate initiatives that will drive shareholder value creation.

To support Riot by voting, please visit www.proxyvote.com and use the control number provided to you in the proxy materials that have been mailed to you or are provided through your brokerage.

We thank you, again for your continued support as a stockholder of Riot, and value your investment and faith in the Company.